Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290                                        Exhibit 99.1

Release date: November 14, 2013	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2013 FOURTH QUARTER
•	GAAP EARNINGS OF $0.52 PER SHARE; 10.6% INCREASE OVER LAST YEAR
•	ADJUSTED EARNINGS OF $0.74 PER SHARE; 21.3% INCREASE OVER LAST YEAR
•	4th QUARTER SALES INCREASED 9.8%; COMPANY SETS NEW ANNUAL SALES RECORD
•	QUARTERLY DIVIDEND INCREASED TO $0.11 PER SHARE

PITTSBURGH, PA, NOVEMBER 14, 2013 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended September 30, 2013.

Net income attributable to the Company increased to $14.4 million for the fiscal 2013 fourth quarter, compared to $13.0 million for the same quarter a year ago.  Earnings per share for the fiscal 2013 fourth quarter were $0.52 per share, compared to $0.47 per share for the fourth quarter of fiscal 2012.  Earnings for both periods were impacted by unusual items which, during the current quarter, primarily included charges in connection with the Company’s cost-structure initiatives.  In addition, the fiscal 2013 fourth quarter included net gains from acquisition-related items resulting primarily from favorable adjustments to contingent consideration in connection with previous acquisitions.  The fiscal 2012 fourth quarter included similar unusual items.  Excluding these adjustments, earnings per share for the fiscal 2013 fourth quarter were $0.74 per share, compared to $0.61 per share for the fourth quarter of fiscal 2012, representing an increase of $0.13 per share, or 21.3% (a reconciliation of non-GAAP financial information is provided in the table below).

The Company reported consolidated sales of $252.7 million for the fiscal 2013 fourth quarter, compared to $230.1 million a year ago, representing an increase of $22.6 million, or 9.8%.  The improvement for the fiscal 2013 fourth quarter principally resulted from higher sales volumes and the benefit of recent acquisitions.

Matthews International Corporation                                                                                     2 of 5                                           November 14, 2013

Consolidated sales for the year ended September 30, 2013 increased 9.4% to $985.4 million, compared to $900.3 million a year ago, representing a new annual record for the Company.  Net income attributable to the Company for fiscal year 2013 was $54.9 million, or $1.98 per share.  On a non-GAAP adjusted basis, earnings for fiscal 2013 were $2.49 per share.  Net income attributable to the Company was $55.8 million, or $1.98 per share, last year.  On a non-GAAP adjusted basis, earnings were $2.34 per share a year ago.

For the Memorialization group, the Funeral Home Products segment reported higher sales for the fiscal 2013 fourth quarter, compared to a year ago, as a result of an increase in unit volume of caskets and an improvement in product mix.  Sales for the Cremation segment were also higher for the current quarter primarily reflecting an increase in volume in North America.  The Cemetery Products segment reported lower sales for the fiscal 2013 fourth quarter on a decline in unit volume compared to a year ago.

For the Brand Solutions group, sales for the Marking and Fulfillment Systems segment were higher than a year ago as a result of higher unit volume and the acquisition of Pyramid Controls (December 2012).  Fiscal 2013 fourth quarter sales for the Merchandising Solutions segment also increased over last year on higher volume.  In addition, the Graphics Imaging segment reported sales growth for the fiscal 2013 fourth quarter, compared to the same quarter a year ago, resulting principally from the acquisition of Wetzel Holding AG in November 2012.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We were very pleased with the growth in our earnings for the fiscal 2013 fourth quarter compared to a year ago.  Higher sales, the benefit of recent cost structure initiatives and the impact of acquisitions contributed to the year-over-year improvement.

“On an adjusted basis, our earnings for the current quarter and fiscal year were in line with our internal expectations.  Operating results for the Funeral Home Products segment continued to improve reflecting the favorable incremental impact of its cost structure initiatives and sales growth.  For the current quarter, the Cremation segment reported higher sales and operating profit as equipment volume in North America increased from a year ago.  In addition, our Marking and Fulfillment Systems and Merchandising Solutions segments each reported improved operating results on an adjusted basis, reflecting higher sales.  Recent acquisitions also continued to perform well and contributed to fourth quarter operating results.

Matthews International Corporation                                                                                       3 of 5                                                      November 14, 2013

 “Our cost-structure initiatives are continuing and progressing well.  In fiscal 2014, the Company’s lean initiatives will be extended beyond the Cemetery Products segment and our new e-services offering is moving ahead.  In addition, we are initiating the next phase of our strategic sourcing project.  We have started to realize some of the benefits of these projects and expect further contributions in fiscal 2014.

Mr. Bartolacci further stated:  “For fiscal 2014, based on our current forecasts, we are projecting adjusted (non-GAAP) earnings per share to be in the range of $2.62 to $2.70, which represents growth in the mid-to-high single digit range.”

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The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.11 per share on the Company’s common stock for the quarter ended September 30, 2013, representing an increase of 10.0%.  The dividend is payable December 9, 2013 to stockholders of record November 25, 2013.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                       4 of 5                                                      November 14, 2013

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2013	2012	2013	2012
Sales	$252,706	$230,081	$985,357	$900,317
Cost of sales	$(162,419)	$(143,922)	$(628,839)	$(563,747)
Gross profit	$90,287	$86,159	$356,518	$336,570
Selling and administrative expenses	$(66,824)	$(64,307)	$(260,726)	$(242,993)
Operating profit	$23,463	$21,852	$95,792	$93,577
Other income (deductions), net	$(2,888)	$(2,756)	$(14,356)	$(9,656)
Income before income taxes	$20,575	$19,096	$81,436	$83,921
Income taxes	$(5,759)	$(6,889)	$(26,664)	$(28,717)
Net Income	$14,816	$12,207	$54,772	$55,204
Non-Controlling Interests	$(366)	$768	$116	$639
Net Income attributable to Matthews	$14,450	$12,975	$54,888	$55,843
Earnings per Share – Diluted	$0.52	$0.47	$1.98	$1.98

Matthews International Corporation                                                                                       5 of 5                                                      November 14, 2013

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended September 30,		Fiscal Year Ended September 30,		Projected Fiscal 2014
	2013	2012	2013	2012
Earnings per share, as reported	$0.52	$0.47	$1.98	$1.98	$2.17 - $2.35
Pension and postretirement expense adjustment (1)	0.05	0.05	0.18	0.20	0.10
Cost-structure initiatives and other charges	0.21	0.06	0.40	0.09	0.25 - 0.35
Intangible asset impairment	--	--	0.04	--	--
ERP implementation costs	--	0.05	0.03	0.09	--
Acquisition-related items	(0.04)	(0.02)	(0.14)	--	--
Income tax adjustments	--	--	--	(0.02)	--
Earnings per share, as adjusted	$0.74	$0.61	$2.49	$2.34	$2.62 - $2.70

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.